7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2014 RESULTS

Evansville, Indiana, September 3, 2014 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the second quarter ended August 2, 2014.

Second Quarter Highlights

·	Net sales increased $5.7 million to $222.1 million, as compared to net sales reported for the second quarter of fiscal 2013

·	Earnings per diluted share were $0.13, within the Company’s guidance for the quarter

·	Per-store inventories were down 2.2 percent at the end of the quarter, as compared to the second quarter last year

·	161,000 shares of common stock were repurchased under the current share repurchase program

·	Sixteen new stores were opened during the quarter, which included entry into two new major markets – Buffalo, NY and Miami, FL as compared to eight stores in the second quarter last year

·	Omni-channel capabilities advance with key system initiatives to support long-term growth

“The second quarter proved challenging as store traffic remained soft and consumers shopped closer to need.  As a result, our comparable store sales turned positive in July as customers shopped Shoe Carnival’s broad selection of brand-name athletic and casual shoes at exceptional values for back-to-school,” commented Cliff Sifford, President and CEO.  “As we navigate through this choppy sales environment, we will continue to make investments that we believe will benefit our long-term sales and earnings growth.  Two initiatives we are excited about are the conversion from third-party fulfillment of our e-commerce orders to fulfilling those orders from our stores and distribution center and the addition of our first-ever mobile app.  With these two initiatives set to launch in the third quarter, we are aggressively moving forward in the evolution of the omni-channel shopping experience for our customer.”

Second Quarter Financial Results

The Company reported net sales of $222.1 million for the second quarter of fiscal 2014, a 2.6 percent increase, as compared to net sales of $216.4 million for the second quarter of fiscal 2013.  Comparable store sales decreased 2.1 percent in the second quarter of fiscal 2014.

The gross profit margin for the second quarter of fiscal 2014 decreased to 28.0 percent compared to 28.9 percent in the second quarter of fiscal 2013.  The merchandise margin decreased 0.2 percent.  Buying, distribution and occupancy expenses increased 0.7 percent as a percentage of sales.

Selling, general and administrative expenses for the second quarter of fiscal 2014 increased $5.0 million to $58.0 million.  As a percentage of sales, these expenses increased to 26.1 percent compared to 24.5 percent in the second quarter of fiscal 2013.

Net earnings for the second quarter of fiscal 2014 were $2.6 million, or $0.13 per diluted share.  For the second quarter of fiscal 2013, the Company reported net earnings of $5.8 million, or $0.29 per diluted share.

Six Month Financial Results

Net sales during the first six months of fiscal 2014 increased $9.1 million to $457.8 million as compared to the same period last year.  Comparable store sales for the twenty-six week period ended August 2, 2014 decreased 1.8 percent.  Net earnings for the first six months of fiscal 2014 were $11.7 million, or $0.58 per diluted share, compared to net earnings of $15.4 million, or $0.76 per diluted share, in the first six months of last year.  The gross profit margin for the first six months of fiscal 2014 was 28.8 percent compared to 29.2 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 24.5 percent for the first six months of fiscal 2014 compared to 23.7 percent last year.  The Company opened 23 stores during the first six months of fiscal 2014 as compared to opening 21 stores during the first six months of last year.

Share Repurchase Program

In the second quarter of fiscal 2014, the Company repurchased approximately 161,000 shares of its common stock at a total cost of $3.0 million.   As of August 2, 2014, approximately 381,000 shares had been repurchased at an aggregate cost of $7.7 million.  The amount that remained available under the share repurchase authorization at August 2, 2014 was $17.3 million.

Third Quarter and Second Half Fiscal 2014 Earnings Outlook

For the 13 weeks ending November 1, 2014, earnings per diluted share are expected to be in the range of $0.45 to $0.51, compared to $0.54 in last year’s third quarter.  For the second half of fiscal 2014, earnings per diluted share are expected to be in the range of $0.53 to $0.64, compared to $0.57 in second half of last year.

The Company’s guidance is based on the expectation that third quarter net sales will be in the range of $247 to $252 million.  This expectation includes a range for comparable store sales of down 1.0 percent to a 1.0 percent gain.  For the second half of fiscal 2014, the Company expects net sales in the range of $462 to $471 million with comparable store sales in the range of flat to a 2.0 percent gain.

Looking ahead, Mr. Sifford stated, “Given our customers’ recent purchasing habits, we believe it is prudent to have a conservative outlook for the third quarter.  We are incrementally more positive on the fourth quarter based on the anticipation of a strong boot season and we are well positioned with the right product assortment to take every advantage of improved consumer demand.”

The Company expects to open 32 new stores and close three stores in fiscal 2014.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Stores Closings
1st quarter 2013	7	1
2nd quarter 2013	16	0
3rd quarter 2013	0	0
4th quarter 2013	9	2
Fiscal year 2013	32	3

The 16 new stores opened during the second quarter include locations in:

City	Market	Total Stores in the Market
Gadsden, AL	Birmingham	6
Jasper, AL	Birmingham	6
Nogales, AZ	Tucson	2
Coral Springs, FL	Miami	2
Tamarac, FL	Miami	2
Panama City Beach, FL	Panama City	2
Orland Park, IL	Chicago	24
Shelby Township, MI	Detroit	6
Westland, MI	Detroit	6
Hamburg, NY	Buffalo	2
Niagara Falls, NY	Buffalo	2
Lawton, OK	Wichita Falls	2
Bayamon, PR	Puerto Rico	9
Mayaguez, PR	Puerto Rico	9
Madison, WI	Madison	1
Brookfield, WI	Milwaukee	3

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the second quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of value priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of September 3, 2014, the Company operates 398 stores in 33 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,”

“will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended August 2, 2014	Thirteen Weeks Ended August 3, 2013	Twenty-six Weeks Ended August 2, 2014	Twenty-six Weeks Ended August 3, 2013
Net sales	$222,073	$216,417	$457,843	$448,704
Cost of sales (including buying,
distribution and occupancy costs)	159,854	153,906	326,042	317,580
Gross profit	62,219	62,511	131,801	131,124
Selling, general and administrative
expenses	57,955	52,953	112,328	106,320
Operating income	4,264	9,558	19,473	24,804
Interest income	(3)	(3)	(9)	(5)
Interest expense	41	41	83	91
Income before income taxes	4,226	9,520	19,399	24,718
Income tax expense	1,642	3,682	7,664	9,361
Net income	$2,584	$5,838	$11,735	$15,357

Net income per share:
Basic	$0.13	$0.29	$0.58	$0.76
Diluted	$0.13	$0.29	$0.58	$0.76

Weighted average shares:
Basic	19,856	19,936	19,908	19,907
Diluted	19,869	19,957	19,923	19,927

Cash dividends declared per share	$0.06	$0.06	$0.12	$0.12

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$32,686	$48,253	$37,790
Accounts receivable	3,808	4,337	2,459
Merchandise inventories	337,648	284,801	321,059
Deferred income taxes	852	1,208	2,498
Other	12,876	3,916	6,655
Total Current Assets	387,870	342,515	370,461
Property and equipment-net	100,648	90,193	84,765
Deferred income taxes	7,164	3,426	1,866
Other noncurrent assets	432	717	582
Total Assets	$496,114	$436,851	$457,674

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$105,721	$62,671	$94,733
Accrued and other liabilities	19,396	14,988	19,988
Total Current Liabilities	125,117	77,659	114,721
Deferred lease incentives	26,426	24,430	20,119
Accrued rent	10,115	9,224	8,393
Deferred compensation	9,105	8,232	7,496
Other	202	434	482
Total Liabilities	170,965	119,979	151,211
Total Shareholders' Equity	325,149	316,872	306,463
Total Liabilities and Shareholders' Equity	$496,114	$436,851	$457,674

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-six Weeks Ended August 2, 2014	Twenty-six Weeks Ended August 3, 2013
Cash flows from operating activities:
Net income	$11,735	$15,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,518	8,420
Stock-based compensation	1,812	1,871
Loss on retirement and impairment of assets	267	259
Deferred income taxes	(3,382)	(451)
Lease incentives	3,060	2,602
Other	(42)	577
Changes in operating assets and liabilities:
Accounts receivable	529	(258)
Merchandise inventories	(52,847)	(48,777)
Accounts payable and accrued liabilities	47,439	32,385
Other	(8,918)	(1,744)

Net cash provided by operating activities	9,171	10,241

Cash flows from investing activities:
Purchases of property and equipment	(19,730)	(15,429)
Proceeds from notes receivable	250	200

Net cash used in investing activities	(19,480)	(15,229)

Cash flows from financing activities:
Proceeds from issuance of stock	155	184
Dividends paid	(2,430)	(2,433)
Excess tax benefits from stock-based compensation	35	177
Purchase of common stock for treasury	(3,000)	0
Shares surrendered by employees to pay taxes on restricted stock	(18)	(906)

Net cash used in financing activities	(5,258)	(2,978)

Net decrease in cash and cash equivalents	(15,567)	(7,966)
Cash and cash equivalents at beginning of period	48,253	45,756

Cash and cash equivalents at end of period	$32,686	$37,790